Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hittite Microwave Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2854672
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

20 Alpha Road Chelmsford, MA	01824
(Address of Principal Executive Offices)	(Zip Code)

HITTITE MICROWAVE CORPORATION AMENDED AND RESTATED

1996 STOCK OPTION PLAN

HITTITE MICROWAVE CORPORATION 2005 STOCK INCENTIVE PLAN

(Full Title of the Plans)

Mr. Stephen G. Daly

Chief Executive Officer

HITTITE MICROWAVE CORPORATION

20 Alpha Road

Chelmsford, Massachusetts 01824

(Name and Address of Agent For Service)

(978) 250-3343

(Telephone Number, Including Area Code, of Agent For Service)

WITH COPIES TO:

Robert W. Sweet, Jr., Esquire

John D. Hancock, Esquire

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

(617) 832-1000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of Registration fee
Common Stock, $.01 par value	2,282,532 shares	(1)	$5.14	(2)	$11,732,215	$1,381
Common Stock, $.01 par value	6,559,000 shares	(3)	$17.00	(4)	$111,503,000	$13,124
Totals	8,841,532 shares		—		$123,235,215	$14,505

(1)  Represents shares of Common Stock issuable upon exercise of stock options granted pursuant to the Amended and Restated 1996 Stock Option Plan of Hittite Microwave Corporation (the “1996 Option Plan”).

(2)  Calculated pursuant to Rule 457(h)(1) under the Securities Act of 1933 based on the weighted average exercise price per share of the options outstanding under the 1996 Option Plan.

(3)  Represents shares of Common Stock issuable upon exercise of stock options or otherwise available for grant pursuant to the 2005 Stock Incentive Plan of Hittite Microwave Incorporated (the “2005 Incentive Plan”), including an aggregate of 2,342,500 shares that may become available for grant under the 2005 Incentive Plan within five years of its adoption.

(4)  Calculated pursuant to Rule 457(c), (h)(1) and (o) under the Securities Act of 1933 based on the offering price per share set forth in the Registrant’s registration statement on Form S-1, File No. 333-124664, as declared effective by the Commission on July 21, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Hittite Microwave Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement by reference:

(a)                                  The Registrant’s Registration Statement on Form S-1, File Number 333-124664, as declared effective by the Commission on July 21, 2005 (the “Registration Statement’).

(b)                                 All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registration Statement.

(c)                                  The description of the Registrant’s common stock contained in the registration statement on Form 8-A filed with the Commission on July 19, 2005 under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the securities registered hereby is being passed upon for the Registrant by Foley Hoag LLP, Boston, Massachusetts.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a Delaware corporation to indemnify its present and former directors and officers under certain conditions.  Article VII of the Registrant’s by-laws provides that the Registrant will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, and whether by or in the right of the Registrant, its stockholders, a third party or otherwise (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Registrant, or is or was a director or officer of the Registrant serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expense (including, but not limited to, attorneys’ fees), liability, loss, judgments, fines, excise taxes, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with a Proceeding, including expenses incurred in seeking such indemnification. In addition, the Registrant will grant such indemnification to each of its directors and officers with respect to any matter in a Proceeding as to which such person’s liability is limited pursuant to the Registrant’s certificate of incorporation. However, indemnification under Article VII excludes (i) indemnification with respect to any improper personal benefit which a director or officer is determined to have received and of the expenses of defending against an improper personal benefit claim unless the director or officer is successful on the merits in such defense, and (ii) indemnification of present or former officers, directors, employees or agents of a constituent corporation absorbed in a merger or consolidation transaction with the Registrant with respect to their activities prior to the transaction, unless specifically authorized by the Board of Directors or stockholders of the Registrant.  The provisions of Article VII may be amended, however, no amendment or repeal which adversely affects the rights of a director or officer under Article VII with respect to such person’s acts or omissions prior to such amendment or repeal, will apply to that person without such person’s consent.

In addition, in July 2002 the Registrant entered into indemnification agreements with two of its directors, Bruce Evans and Cosmo Trapani. These agreements require the Registrant, among other things, to indemnify its directors in accordance with its by-laws and the Delaware General Corporation Law. Additionally, in November 2000 the Registrant entered into an agreement with Summit Partners, of which the Registrant’s director Bruce Evans is a General Partner. Among other things, this agreement requires the Registrant under certain circumstances to indemnify Summit Partners and its affiliates, including Mr. Evans, in their respective capacities or as a result of any actions taken or not taken by them as a director, stockholder, representative or controlling person of the Registrant.

Section 102(b)(7) of the Delaware General Corporation Law authorizes a Delaware corporation to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that the provision may not eliminate or limit the liability of directors for:

•                  any breach of the director’s duty of loyalty to the corporation or its stockholders;

•                  any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                  any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware General Corporation Law; or

•                  any transaction from which the director derived an improper personal benefit.

Article Seventh of the Registrant’s certificate of incorporation provides that a person who is or was a director of the Corporation will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for, and only to the extent of liability arising out of one of the four exceptions above. No amendment to or repeal of, or adoption of any provision of the certificate of incorporation inconsistent with, Article Seventh will adversely affect the rights and protection afforded to a director of the Corporation under Article Seventh for acts or omissions occurring prior to such amendment to or repeal or adoption of an inconsistent provision.  Article Seventh also provides that, if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Registrant, in addition to the limitation on personal liability already provided in Article Seventh, will be limited to the fullest extent permitted by the amended Delaware General Corporation Law.  A principal effect of Article Seventh is to limit or eliminate the potential liability of the Registrant’s directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described above.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

*4.1	Amended and Restated Certificate of Incorporation of Hittite Microwave Corporation
*4.2

Proposed form of Second Amended and Restated Certificate of Incorporation of Hittite Microwave Corporation (to become effective as of the closing of the offering described in the Registrant’s Registration Statement on Form S-1, File Number 333-124664.)

*4.3	By-Laws of Hittite Microwave Corporation
*4.4

Proposed form of By-Laws of Hittite Microwave Corporation (to become effective as of the closing of the offering described in the Registrant’s Registration Statement on Form S-1, File Number 333-124664.)

*4.5	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Hittite Microwave Corporation, as filed with the Secretary of State of the State of Delaware on June 29, 2005.
*4.6	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Hittite Microwave Corporation, as filed with the Secretary of State of the State of Delaware on July 19, 2005.
5.1	Opinion of Foley Hoag LLP
23.1	Consent of Foley Hoag LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Power of Attorney (contained on the signature page of this Registration Statement)

* Incorporated by reference to the Registrant’s Registration Statement on Form S-1, File Number 333-124664, as declared effective by the Commission on July 21, 2005.

Item 9.  Undertakings.

1.                                       The undersigned registrant hereby undertakes:

(a)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                                       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the

Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, as of July 21, 2005.

HITTITE MICROWAVE CORPORATION

By:	/s/ William W. Boecke
William W. Boecke
Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Stephen G. Daly and William W. Boecke, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for him, any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the indicated capacities as of July 21, 2005.

Signature	Title	Date

/s/ Stephen G. Daly	Chief Executive Officer and President	July 21, 2005
Stephen G. Daly	(Principal Executive Officer)

/s/ William W. Boecke	Chief Financial Officer and Treasurer	July 21, 2005
William W. Boecke	(Principal Financial and Accounting Officer)

/s/ Yalcin Ayasli	Chairman of the Board	July 21, 2005
Yalcin Ayasli

/s/ Bruce R. Evans	Director	July 21, 2005
Bruce R. Evans

/s/ Cosmo S. Trapani	Director	July 21, 2005
Cosmo S. Trapani

/s/ Franklin Weigold	Director	July 21, 2005
Franklin Weigold

/s/ Rick D. Hess	Director	July 21, 2005
Rick D. Hess